                                                                    EXHIBIT 12.1

                           CONAGRA RED MEAT BUSINESS
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                            Fiscal Year Ended
                                               ---------------------------------------------------------------------------
                                               May 31, 1998    May 30, 1999   May 28, 2000    May 27, 2001    May 26, 2002
                                               ------------    ------------   ------------    ------------    ------------

Fixed Charges as Defined:
Allocated Finance Charges                       $    46,159     $    44,608    $    50,185     $    45,868     $    55,239
Interest expense                                        494             556            564           1,333           1,084
Capitalized interest                                  1,487           1,144            687             627             214
One third of non-cancelable lease rent                6,365           4,463          5,128           6,094           6,627
                                                -----------     -----------    -----------     -----------     -----------
Total fixed charges (A)                         $    54,505     $    50,771    $    56,564     $    53,922     $    63,163

Earnings as Defined:
Pretax income (loss)                            $   (80,575)    $    14,044    $    57,472     $   104,247     $   117,953
Add fixed charges                                    54,505          50,771         56,564          53,922          63,163
Less capitalized interest                            (1,487)         (1,144)          (687)           (627)           (214)
                                                -----------     -----------    -----------     -----------     -----------
Earnings (loss) and fixed charges (B)           $   (27,557)    $    63,671    $   113,349     $   157,542     $   180,903
Ratio of earnings to fixed charges (B/A)                 (a)           1.25           2.00            2.92            2.86

                                                     Thirteen Weeks Ended
                                               --------------------------------
                                               August 26, 2001  August 25, 2002
                                               ---------------  ---------------

Fixed Charges as Defined:
Allocated Finance Charges                        $    13,316    $    10,765
Interest expense                                         235            129
Capitalized interest                                      17             --
One third of non-cancelable lease rent                 1,511          1,590
                                                 -----------    -----------
Total fixed charges (A)                          $    15,079    $    12,484

Earnings as Defined:
Pretax income (loss)                             $    37,824    $    34,208
Add fixed charges                                     15,079         12,484
Less capitalized interest                                (17)            --
                                                 -----------    -----------
Earnings (loss) and fixed charges (B)            $    52,886    $    46,692
Ratio of earnings to fixed charges (B/A)                3.51           3.74

(a) For the fiscal year ended May 31, 1998, earnings were insufficient to cover fixed charges by $81,069.